Exhibit 99.1

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

AVID BIOSERVICES begins phase 2 of its myford Manufacturing capacity expansion plan

Build Out of Myford Facility Will Expand Current Footprint to Include Second Manufacturing Train with Both Upstream and Downstream Processing Suites

Phase 2 Has Potential to Increase Annual Revenue Generating Capacity by an Additional $100 Million

TUSTIN, CA, February 22, 2021 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced the initiation of Phase 2 of the company’s two-phase effort to expand the overall manufacturing capacity within its Myford facility. Work is now underway to further build out the company’s Myford facility to include a second manufacturing train with both upstream and downstream processing suites, known as Myford South.

Avid’s decision to initiate Phase 2 of the Myford expansion was driven by an increase in projected customer demand for the company’s manufacturing services. Based on conceptual plans, the company expects the Myford South build out to take 18 to 24 months to complete at a cost of approximately $45 million to $55 million. Upon completion, Avid estimates that the addition of Myford South has the potential to increase the company’s annual revenue generating capacity by an additional $100 million.

The ongoing Phase 1 of the Myford expansion, which expands the production capacity of the company’s existing manufacturing train within the northern side of the Myford facility (Myford North) by adding a second downstream processing suite, was initiated in the fourth quarter of calendar 2020. The company estimates the first phase will take approximately 12 to 15 months to complete at an estimated cost of approximately $15 million and may increase the company’s annual revenue generating capacity by an additional $50 million.

With the addition of the potential annual revenue generating increases associated with Phase 1 (up to $50 million) and Phase 2 (up to $100 million) of the ongoing Myford expansion, Avid’s total combined annual revenue generating capacity could reach up to $270 million.

“With the continued strong growth that we have experienced in both revenue and customer demand in recent months and quarters, we feel that Avid is in a strong position to kick off the second phase of our Myford facility expansion. With that in mind, we are happy to announce the commencement of build-out activities for Myford South, which once operational has the potential to generate up to an additional $100 million in revenue for Avid annually,” said Nicholas Green, president and chief executive officer of Avid Bioservices. “Upon completion, Myford South will serve as a valuable complement to our existing Myford North manufacturing suites, allowing Avid to continue to provide capacity for both our existing customers, as well as being able to onboard new clients in a timely manner and meet the ever increasing demand for quality CDMO services within the biologics industry.”

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical drug substances derived from mammalian cell culture. The company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 28 years of experience producing monoclonal antibodies and recombinant proteins, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including upstream and downstream development and optimization, analytical methods development, testing and characterization.  The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding Avid Bioservices, Inc.'s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk that the company may experience delays in the construction of the Phase 1 and/or Phase 2 expansions of the Myford facility. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2020 and subsequent quarterly reports on Form 10-Q, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.